SUPPLEMENT TO                                   Filed pursuant to Rule 424(b)(3)
Prospectus Supplement dated May 23, 2001        SEC File No. 333-47798-03
(To Prospectus dated January 24, 2001)

                                 $248,110,000
                                 (Approximate)

                 [LOGO OF FIRST HORIZON HOME LOAN CORPORATION]


                          Seller and Master Servicer

               First Horizon Mortgage Pass-Through Trust 2001-3
                                    Issuer



               Mortgage Pass-Through Certificates, Series 2001-3
            Distributions  payable monthly commencing in June 2001

                            -----------------------

     The purpose of this supplement is to (i) amend and restate the definition of "Class A-3 Principal Distribution Amount" which appears on page S-58 of the related prospectus supplement and (ii) add the new defined term of "Class A-3 Scheduled Distribution Percentage" to the related prospectus supplement.

     The definition of "Class A-3 Principal Distribution Amount" is hereby amended and restated in its entirety to read as follows:

          "Class A-3 Principal Distribution Amount -- For any distribution date, the sum of:

          (a) the total of the amounts described in clauses (1) and (4) of the definition of Senior Optimal Principal Amount (determined without application of the Senior Percentage or the Senior Prepayment Percentage) for such date multiplied by the Class A-3 Scheduled Distribution Percentage for such date; and

          (b) the total of the amounts described in clauses (2), (3) and (5) of the definition of Senior Optimal Principal Amount (determined without application of the Senior Prepayment Percentage) for such date multiplied by the Class A-3 Distribution Percentage for such date.

     Notwithstanding the foregoing, (1) on the Group I Final Distribution Date, the Class A-3 Principal Distribution Amount will be increased by any Senior Optimal Principal Amount remaining after distributions of principal have been made on the Group I Senior Certificates, and (2) following the Group I Final Distribution Date, the Class A-3 Principal Distribution Amount will equal the Senior Optimal Principal Amount."

     The term "Class A-3 Scheduled Distribution Percentage"is hereby added to the related prospectus supplement to read in its entirety as follows:

     "Class A-3 Scheduled Distribution Percentage -- As to any distribution date, 0% through the distribution date in May 2006 and thereafter, the Class A-3 Percentage for such date."

                            -----------------------


                  The date of this supplement is June 5, 2001